Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

APRIL 30, 2013

Equity Residential Reports First Quarter Results
Same Store Revenues Increase 5.1%; Same Store NOI Increases 6.3%
Chicago, IL - April 30, 2013 - Equity Residential (NYSE: EQR) today reported results for the quarter ended March 31, 2013. All per share results are reported as available to common shares on a diluted basis.

"The first quarter of 2013 was an historic period for Equity Residential as we completed the $9 billion acquisition and successful integration of nearly 22,000 apartment units across our core markets while selling more than 18,000 non-core apartment units for nearly $3 billion," said David J. Neithercut, Equity Residential's President and CEO.  "I am extremely proud of my colleagues across the enterprise for their efforts in successfully completing our portfolio transformation while, at the same time, producing same store revenue growth of 5.1%, which was in line with our operating expectations for the quarter.  We currently expect operations for the full year to be consistent with our previous forecast of 4% to 5% same store revenue growth and look forward to the years ahead of owning and operating the finest portfolio of multifamily assets in the best markets for long-term growth.”

First Quarter 2013
FFO (Funds from Operations), as defined by the National Association of Real Estate Investment Trusts (NAREIT), for the first quarter of 2013 was $0.22 per share compared to $0.60 per share in the first quarter of 2012. The difference is due primarily to the approximately $65.1 million of merger-related expenses and approximately $71.4 million of prepayment penalties the company incurred in the first quarter of 2013 in connection with its acquisition of Archstone. These prepayment penalties had originally been budgeted to occur in the second quarter of 2013.

For the first quarter of 2013, the company reported Normalized FFO of $0.64 per share compared to $0.61 per share in the same period of 2012. The difference is due primarily to:

•	the positive impact of approximately $0.05 per share from higher same store net operating income (NOI);

•	the positive impact of approximately $0.10 per share from the stabilized Archstone properties;

•	the negative impact of approximately $0.04 per share from 2012 and 2013 transaction activity other than Archstone;

•	the negative impact of approximately $0.07 per share from the company's issuance of common shares in connection with its purchase of Archstone; and

•	the negative impact of approximately $0.01 per share from other items.

Normalized FFO begins with FFO and eliminates certain items that by their nature are not comparable from period to period or that tend to obscure the company's actual operating performance. Merger expenses and prepayment penalties are not included in the company's Normalized FFO. A reconciliation and definition of Normalized FFO are provided on pages 24 and 27 of this release and the company has included guidance for Normalized FFO on page 25 of this release.

For the first quarter of 2013, the company reported earnings of $3.01 per share compared to $0.47 per share in the first quarter of 2012. The difference is due primarily to approximately $1.07 billion in increased gains on property sales between periods as a direct result of the company's portfolio transformation process as well as the items listed above.

Same Store Results
On a same store first quarter to first quarter comparison, which includes 90,350 apartment units, revenues increased 5.1%, expenses increased 2.9% and NOI increased 6.3%.

Archstone
As previously disclosed, on February 27, 2013, the company completed the $9 billion acquisition of approximately 60% of the assets and liabilities of Archstone, which consisted of approximately 22,000 high quality apartment units located primarily in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California as well as fourteen land sites for future development. Six of these sites are located in the company's core markets and will be held for future development. The remaining eight sites will likely be sold. A full list of the names, locations, number of apartment units and average rental rates of the properties acquired are available in the company's Form 8-K filed on February 28, 2013 with the SEC.

Equity Residential paid its portion of the transaction consideration with $2.016 billion in cash and the issuance of 34,468,085 common shares to the seller of the Archstone assets, an affiliate of Lehman Brothers Holdings Inc. In addition, a total of $2.0 billion of Archstone secured mortgage principal was paid off in conjunction with the closing. The company's cash needs at closing were financed through a combination of approximately $575.0 million of cash on hand, approximately $1.6 billion of available borrowings under the company's revolving credit facility, approximately $1.1 billion of proceeds from the disposition of non-core assets and approximately $750.0 million of bank term debt.

In addition, the company has assumed approximately $2.9 billion of consolidated secured debt, including $2.2 billion of Fannie Mae secured debt. A detailed schedule of the debt assumed is available in the company's Form 8-K filed on February 28, 2013 with the SEC.

Acquisitions/Dispositions

The company acquired no operating properties other than the Archstone assets during the first quarter of 2013. Since the end of the first quarter, the company has acquired one property in Redmond, Washington, consisting of 322 apartment units, for a purchase price of $91.5 million and a capitalization (cap) rate of 4.7%.

During the quarter, the company sold 63 consolidated properties, consisting of 18,452 apartment units, for an aggregate sale price of $2.98 billion at a weighted average cap rate of 6.0%. These sales, excluding one Archstone asset that was sold shortly after its acquisition, generated an unlevered internal rate of return (IRR), inclusive of management costs, of 9.4%.

The company sold properties in the following markets:

Market	Properties	Units	Sale Price (millions)
Washington, D.C.	10	3,453	$843.9
Phoenix	13	3,592	434
Orlando	10	2,574	291
Southern California	3	1,056	271
Atlanta	7	1,982	242
South Florida	4	1,616	240
Northern California	3	711	189
Denver	5	1,211	181
Jacksonville	5	1,637	162
Northern New Jersey	2	360	99
Seattle	1	260	23
	63	18,452	$2,975.2

Since the end of the first quarter, the company has sold eight properties consisting of 2,786 apartment units for an aggregate sales price of approximately $374.4 million and one land parcel for $29.0 million.

Please see page eight of this release for comparative portfolio summaries for the end of the fourth quarter 2012 and the end of the first quarter 2013.

Financing Activities
On April 10, 2013, the company closed a $500 million unsecured note offering maturing April 15, 2023 with a coupon of 3.0% and an all in effective rate of approximately 4.0% including the effect of fees and the termination of certain interest rate hedges.  Proceeds from the issuance are being used to repay outstanding amounts on the company's revolving credit facility, termination costs on interest rate swaps, secured debt and for other corporate purposes.

In order to manage debt maturities and the level of the company's secured indebtedness, the company prepaid in full on March 29, 2013 $543.0 million of secured debt with an interest rate of 5.7%, which would have matured January 1, 2017. In connection with this prepayment, the company incurred, in the first quarter, a penalty of $70.3 million that it previously anticipated incurring in the second quarter of 2013.

Second Quarter 2013 Guidance

The company has established a Normalized FFO guidance range of $0.67 to $0.71 per share for the second quarter of 2013. The difference between the company's first quarter 2013 Normalized FFO of $0.64 per share and the midpoint of the second quarter guidance range of $0.69 per share is primarily due to:

•	the positive impact of approximately $0.04 per share from higher same store NOI;

•	the positive impact of approximately $0.18 per share from the Archstone stabilized properties;

•	the negative impact of approximately $0.11 per share from 2012 and 2013 transaction activity other than Archstone;

•	the negative impact of approximately $0.04 per share from the company's issuance of common shares in connection with its purchase of Archstone; and

•	the negative impact of approximately $0.02 from higher interest expense and other items.

About Equity Residential
Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. Equity Residential owns or has investments in 416 properties located in 13 states and the District of Columbia, consisting of 118,778 apartment units. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential's management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management's control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the company's conference call discussing these results will take place tomorrow, Wednesday, May 1, at 11:00 a.m. Central. Please visit the Investor section of the company's web site at www.equityapartments.com for the link. A replay of the web cast will be available for two weeks at this site.

Equity Residential
Consolidated Statements of Operations
(Amounts in thousands except per share data)
(Unaudited)

	Quarter Ended March 31,
	2013	2012
REVENUES
Rental income	$537,002	$444,384
Fee and asset management	2,160	2,064
Total revenues	539,162	446,448

EXPENSES
Property and maintenance	107,083	92,952
Real estate taxes and insurance	68,647	52,440
Property management	22,489	23,339
Fee and asset management	1,646	1,307
Depreciation	205,272	148,246
General and administrative	16,496	13,688
Total expenses	421,633	331,972

Operating income	117,529	114,476

Interest and other income	256	169
Other expenses	(2,564)	(5,807)
Merger expenses	(19,092)	(1,149)
Interest:
Expense incurred, net	(195,685)	(118,011)
Amortization of deferred financing costs	(7,023)	(2,934)
(Loss) before income and other taxes, (loss) from investments in unconsolidated entities and discontinued operations	(106,579)	(13,256)
Income and other tax (expense) benefit	(407)	(170)
(Loss) from investments in unconsolidated entities due to operations	(355)	—
(Loss) from investments in unconsolidated entities due to merger expenses	(46,011)	—
(Loss) from continuing operations	(153,352)	(13,426)
Discontinued operations, net	1,214,386	165,593
Net income	1,061,034	152,167
Net (income) attributable to Noncontrolling Interests:
Operating Partnership	(43,323)	(6,418)
Partially Owned Properties	(25)	(450)
Net income attributable to controlling interests	1,017,686	145,299
Preferred distributions	(1,036)	(3,466)
Net income available to Common Shares	$1,016,650	$141,833

Earnings per share – basic:
(Loss) from continuing operations available to Common Shares	$(0.44)	$(0.06)
Net income available to Common Shares	$3.01	$0.47
Weighted average Common Shares outstanding	337,532	298,805

Earnings per share – diluted:
(Loss) from continuing operations available to Common Shares	$(0.44)	$(0.06)
Net income available to Common Shares	$3.01	$0.47
Weighted average Common Shares outstanding	337,532	298,805

Distributions declared per Common Share outstanding	$0.40	$0.3375

Equity Residential
Consolidated Statements of Funds From Operations and Normalized Funds From Operations
(Amounts in thousands except per share data)
(Unaudited)

	Quarter Ended March 31,
	2013	2012
Net income	$1,061,034	$152,167
Net (income) attributable to Noncontrolling Interests –
Partially Owned Properties	(25)	(450)
Preferred distributions	(1,036)	(3,466)
Net income available to Common Shares and Units	1,059,973	148,251

Adjustments:
Depreciation	205,272	148,246
Depreciation – Non-real estate additions	(1,216)	(1,354)
Depreciation – Partially Owned and Unconsolidated Properties	(1,015)	(800)
Discontinued operations:
Depreciation	14,766	26,862
Net (gain) on sales of discontinued operations	(1,198,922)	(132,956)
Net incremental gain on sales of condominium units	—	49
Gain on sale of Equity Corporate Housing (ECH)	250	—
FFO available to Common Shares and Units (1) (3) (4)	79,108	188,298

Adjustments (see page 24 for additional detail):
Asset impairment and valuation allowances	—	—
Property acquisition costs and write-off of pursuit costs	67,668	2,626
Debt extinguishment (gains) losses, including prepayment penalties, preferred share
redemptions and non-cash convertible debt discounts	79,643	(41)
(Gains) losses on sales of non-operating assets, net of income and other tax expense
(benefit)	(250)	(4)
Other miscellaneous non-comparable items	—	974
Normalized FFO available to Common Shares and Units (2) (3) (4)	$226,169	$191,853

FFO (1) (3)	$80,144	$191,764
Preferred distributions	(1,036)	(3,466)
FFO available to Common Shares and Units - basic and diluted (1) (3) (4)	$79,108	$188,298
FFO per share and Unit - basic	$0.23	$0.60
FFO per share and Unit - diluted	$0.22	$0.60

Normalized FFO (2) (3)	$227,205	$195,319
Preferred distributions	(1,036)	(3,466)
Normalized FFO available to Common Shares and Units - basic and diluted (2) (3) (4)	$226,169	$191,853
Normalized FFO per share and Unit - basic	$0.64	$0.61
Normalized FFO per share and Unit - diluted	$0.64	$0.61

Weighted average Common Shares and Units outstanding - basic	351,255	312,011
Weighted average Common Shares and Units outstanding - diluted	353,656	315,230

Note:
See page 24 for additional detail regarding the adjustments from FFO to Normalized FFO. See page 27 for the definitions, the footnotes referenced above and the reconciliations of EPS to FFO and Normalized FFO.

Equity Residential
Consolidated Balance Sheets
(Amounts in thousands except for share amounts)
(Unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Investment in real estate
Land	$6,319,353	$4,554,912
Depreciable property	19,966,235	15,711,944
Projects under development	500,829	387,750
Land held for development	577,676	353,823
Investment in real estate	27,364,093	21,008,429
Accumulated depreciation	(4,434,775)	(4,912,221)
Investment in real estate, net	22,929,318	16,096,208
Cash and cash equivalents	56,087	612,590
Investments in unconsolidated entities	193,338	17,877
Deposits – restricted	147,515	250,442
Escrow deposits – mortgage	39,535	9,129
Deferred financing costs, net	71,229	44,382
Other assets	358,136	170,372
Total assets	$23,795,158	$17,201,000

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable	$6,380,424	$3,898,369
Notes, net	5,379,890	4,630,875
Lines of credit	395,000	—
Accounts payable and accrued expenses	104,836	38,372
Accrued interest payable	88,518	76,223
Other liabilities	401,225	304,518
Security deposits	72,669	66,988
Distributions payable	150,751	260,176
Total liabilities	12,973,313	9,275,521

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	386,757	398,372
Equity:
Shareholders’ equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 1,000,000 shares issued and outstanding as of March 31, 2013 and December 31, 2012	50,000	50,000
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 360,063,675 shares issued and outstanding as of March 31, 2013 and 325,054,654 shares issued and outstanding as of December 31, 2012	3,601	3,251
Paid in capital	8,492,845	6,542,355
Retained earnings	1,759,990	887,355
Accumulated other comprehensive (loss)	(182,508)	(193,148)
Total shareholders’ equity	10,123,928	7,289,813
Noncontrolling Interests:
Operating Partnership	205,230	159,606
Partially Owned Properties	105,930	77,688
Total Noncontrolling Interests	311,160	237,294
Total equity	10,435,088	7,527,107
Total liabilities and equity	$23,795,158	$17,201,000

Equity Residential

	Portfolio Summary as of December 31, 2012				Portfolio Summary as of March 31, 2013
			% of	Average			% of	Average
		Apartment	Stabilized	Rental		Apartment	Stabilized	Rental
Markets/Metro Areas	Properties	Units	NOI (1)	Rate (2)	Properties	Units	NOI (1)	Rate (2)

Core:
Washington DC	43	14,425	15.9%	$1,992	58	18,894	19.3%	$2,181
New York	30	8,047	13.9%	3,433	38	10,330	16.5%	3,684
San Francisco	40	9,094	8.6%	1,902	50	12,767	11.4%	2,052
Los Angeles	48	9,815	9.9%	1,879	57	11,960	11.0%	1,998
Boston	26	5,832	8.2%	2,560	34	7,816	10.0%	2,787
South Florida	36	12,253	9.0%	1,463	33	10,833	6.8%	1,497
Seattle	38	7,563	6.4%	1,627	41	8,227	6.0%	1,646
San Diego	14	4,963	5.0%	1,851	15	4,915	4.2%	1,861
Denver	24	8,144	5.5%	1,226	19	6,933	4.1%	1,257
Orange County, CA	11	3,490	3.3%	1,660	11	3,490	2.7%	1,672
Subtotal – Core	310	83,626	85.7%	1,941	356	96,165	92.0%	2,126

Non-Core:
Inland Empire, CA	10	3,081	2.4%	1,491	10	3,081	2.1%	1,490
Orlando	21	6,413	3.5%	1,086	11	3,839	1.8%	1,104
Phoenix	25	7,400	3.4%	946	13	4,072	1.5%	930
New England (excluding Boston)	14	2,611	1.3%	1,174	14	2,611	1.1%	1,197
Atlanta	12	3,616	2.0%	1,157	6	1,970	0.8%	1,214
Tacoma, WA	3	1,467	0.6%	951	3	1,467	0.5%	1,023
Jacksonville	6	2,117	1.1%	1,005	1	480	0.2%	1,080
Subtotal – Non-Core	91	26,705	14.3%	1,099	58	17,520	8.0%	1,150
Total	401	110,331	100.0%	1,737	414	113,685	100.0%	1,974

Military Housing	2	5,039	—	—	2	5,093	—	—

Grand Total	403	115,370	100.0%	$1,737	416	118,778	100.0%	$1,974

Note: Projects under development are not included in the Portfolio Summary until construction has been completed.

(1) % of Stabilized NOI includes budgeted 2013 NOI for stabilized properties, budgeted year one (March 2013 to February 2014) NOI for the Archstone properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up

(2) Average rental rate is defined as total rental revenues divided by the weighted average occupied apartment units for the last month of the period presented.

1st Quarter 2013 Earnings Release	8

Equity Residential

Portfolio as of March 31, 2013

	Properties	Apartment Units

Wholly Owned Properties	390	108,579
Master-Leased Properties - Consolidated	3	853
Partially Owned Properties - Consolidated	20	3,917
Partially Owned Properties - Unconsolidated	1	336
Military Housing	2	5,093

	416	118,778

______________________________________________________________________________________________________

Portfolio Rollforward Q1 2013
($ in thousands)

	Properties	Apartment Units	Purchase/ (Sale) Price	Cap Rate

12/31/2012	403	115,370
Acquisitions:
Consolidated:
Archstone Rental Properties	72	20,592	$8,424,958	4.9%
Archstone Master-Leased Properties	3	853	$255,969	5.5%
Archstone Uncompleted Developments (two)	—	—	$36,583
Archstone Land Parcels (thirteen)	—	—	$236,918
Unconsolidated (1):
Archstone Rental Properties	1	336	$5,113	5.8%
Archstone Uncompleted Developments (two)	—	—	$18,374
Archstone Land Parcels (one)	—	—	$4,097
Dispositions:
Consolidated:
Rental Properties	(63)	(18,452)	$(2,975,187)	6.0%
Configuration Changes	—	79

3/31/2013	416	118,778

(1)			EQR owns various equity interests in these unconsolidated rental properties, uncompleted developments and land parcels. Purchase price listed is EQR's net investment price.

1st Quarter 2013 Earnings Release	9

Equity Residential

First Quarter 2013 vs. First Quarter 2012
Same Store Results/Statistics for 90,350 Same Store Apartment Units
$ in thousands (except for Average Rental Rate)

	Results			Statistics
				Average Rental Rate (2)

Description	Revenues	Expenses	NOI (1)		Occupancy	Turnover

Q1 2013	$465,653	$166,456	$299,197	$1,809	95.0%	12.3%
Q1 2012	$443,152	$161,767	$281,385	$1,727	94.7%	12.1%

Change	$22,501	$4,689	$17,812	$82	0.3%	0.2%

Change	5.1%	2.9%	6.3%	4.7%
______________________________________________________________________________________________________

First Quarter 2013 vs. Fourth Quarter 2012
Same Store Results/Statistics for 92,454 Same Store Apartment Units
$ in thousands (except for Average Rental Rate)

	Results			Statistics
				Average Rental Rate (2)

Description	Revenues	Expenses	NOI (1)		Occupancy	Turnover

Q1 2013	$483,357	$172,678	$310,679	$1,836	95.0%	12.4%
Q4 2012	$482,071	$161,404	$320,667	$1,826	95.3%	12.7%

Change	$1,286	$11,274	$(9,988)	$10	(0.3%)	(0.3%)

Change	0.3%	7.0%	(3.1%)	0.5%

(1)
The Company's primary financial measure for evaluating each of its apartment communities is net operating income ("NOI"). NOI represents rental income less property and maintenance expense, real estate tax and insurance expense and property management expense. The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment communities. See page 27 for reconciliations from operating income.

(2)	Average rental rate is defined as total rental revenues divided by the weighted average occupied apartment units for the period.

1st Quarter 2013 Earnings Release	10

Equity Residential
First Quarter 2013 vs. First Quarter 2012
Same Store Results/Statistics by Market

					Increase (Decrease) from Prior Year's Quarter
		Q1 2013 % of Actual NOI	Q1 2013 Average Rental Rate (1)	Q1 2013 Weighted Average Occupancy %
								Average Rental Rate (1)
	Apartment Units
Markets/Metro Areas					Revenues	Expenses	NOI		Occupancy

Core:
Washington DC	11,184	14.9%	$2,047	94.5%	3.6%	(0.2%)	5.4%	3.8%	(0.1%)
New York	7,176	13.6%	3,448	95.3%	5.5%	5.9%	5.3%	5.6%	0.0%
Los Angeles	8,894	10.6%	1,888	95.7%	4.7%	3.4%	5.3%	4.0%	0.6%
South Florida	10,637	9.4%	1,499	95.2%	4.6%	1.5%	6.6%	4.5%	0.1%
Boston (2)	5,832	9.1%	2,561	94.3%	3.3%	8.2%	0.8%	3.5%	(0.2%)
San Francisco	7,822	8.9%	1,869	94.7%	9.5%	2.2%	14.0%	8.6%	0.8%
Seattle	7,003	7.2%	1,640	94.9%	6.2%	2.2%	8.4%	6.4%	(0.2%)
Denver	6,765	5.8%	1,253	95.7%	8.6%	0.1%	12.4%	8.2%	0.3%
San Diego	4,627	5.4%	1,826	93.7%	3.1%	2.1%	3.7%	2.9%	0.1%
Orange County, CA	3,490	3.8%	1,664	95.4%	4.6%	6.8%	3.6%	4.1%	0.3%
Subtotal – Core	73,430	88.7%	1,962	95.0%	5.2%	3.3%	6.3%	5.0%	0.2%

Non-Core:
Inland Empire, CA	3,081	3.0%	1,485	94.6%	2.9%	(1.7%)	5.1%	2.3%	0.6%
Orlando	3,839	2.5%	1,098	95.9%	5.8%	(0.4%)	10.1%	5.0%	0.8%
Phoenix	3,808	2.1%	932	95.7%	3.9%	(0.6%)	6.7%	2.9%	1.0%
New England (excluding Boston)	2,611	1.5%	1,201	94.5%	3.8%	8.0%	(0.2%)	3.2%	0.5%
Atlanta	1,634	1.1%	1,211	95.6%	5.2%	(2.9%)	11.7%	5.7%	(0.5%)
Tacoma, WA	1,467	0.8%	1,003	94.6%	3.3%	(1.1%)	7.5%	0.6%	2.5%
Jacksonville	480	0.3%	1,080	95.5%	3.0%	(11.5%)	13.0%	1.3%	1.4%
Subtotal – Non-Core	16,920	11.3%	1,149	95.2%	4.1%	0.3%	6.7%	3.3%	0.8%

Total	90,350	100.0%	$1,809	95.0%	5.1%	2.9%	6.3%	4.7%	0.3%

(1) Average rental rate is defined as total rental revenues divided by the weighted average occupied apartment units for the period.

(2) Quarter over quarter same store revenues in Boston were negatively impacted by garage related income. Residential-only revenues increased in Boston 6.0% quarter over quarter.

1st Quarter 2013 Earnings Release	11

Equity Residential
First Quarter 2013 vs. Fourth Quarter 2012
Same Store Results/Statistics by Market

					Increase (Decrease) from Prior Quarter
		Q1 2013 % of Actual NOI	Q1 2013 Average Rental Rate (1)	Q1 2013 Weighted Average Occupancy %
								Average Rental Rate (1)
	Apartment Units
Markets/Metro Areas					Revenues	Expenses	NOI		Occupancy

Core:
Washington DC	11,696	15.3%	$2,090	94.4%	(0.4%)	6.5%	(3.3%)	0.5%	(1.0%)
New York	7,687	14.5%	3,546	95.3%	1.0%	10.4%	(4.9%)	2.0%	(0.9%)
Los Angeles	9,095	10.5%	1,896	95.7%	0.2%	7.0%	(3.0%)	0.4%	(0.1%)
San Francisco	8,383	9.3%	1,887	94.5%	0.0%	6.0%	(3.0%)	0.4%	(0.3%)
South Florida	10,637	9.1%	1,499	95.2%	1.0%	4.2%	(0.9%)	0.9%	0.1%
Boston (2)	5,832	8.8%	2,561	94.3%	(0.9%)	12.1%	(6.9%)	0.5%	(1.4%)
Seattle	7,322	7.2%	1,646	94.9%	1.0%	8.6%	(2.6%)	1.0%	0.0%
Denver	6,765	5.6%	1,253	95.7%	1.0%	2.3%	0.4%	0.6%	0.3%
San Diego	4,627	5.2%	1,826	93.7%	(0.9%)	(1.3%)	(0.7%)	(0.4%)	(0.5%)
Orange County, CA	3,490	3.6%	1,664	95.4%	(0.4%)	6.9%	(3.5%)	0.1%	(0.5%)
Subtotal – Core	75,534	89.1%	1,991	94.9%	0.2%	7.1%	(3.2%)	0.7%	(0.4%)

Non-Core:
Inland Empire, CA	3,081	2.9%	1,485	94.6%	(0.6%)	0.7%	(1.2%)	(0.1%)	(0.4%)
Orlando	3,839	2.4%	1,098	95.9%	1.7%	6.4%	(1.0%)	1.0%	0.7%
Phoenix	3,808	2.1%	932	95.7%	1.1%	6.6%	(1.9%)	0.5%	0.6%
New England (excluding Boston)	2,611	1.4%	1,201	94.5%	0.0%	14.6%	(11.3%)	0.8%	(0.8%)
Atlanta	1,634	1.1%	1,211	95.6%	(0.8%)	(0.1%)	(1.2%)	(0.9%)	0.1%
Tacoma, WA	1,467	0.7%	1,003	94.6%	5.1%	6.0%	4.4%	2.1%	2.6%
Jacksonville	480	0.3%	1,080	95.5%	(0.5%)	2.7%	(2.2%)	(0.9%)	0.3%
Subtotal – Non-Core	16,920	10.9%	1,149	95.2%	0.7%	6.0%	(2.4%)	0.4%	0.3%

Total	92,454	100.0%	$1,836	95.0%	0.3%	7.0%	(3.1%)	0.5%	(0.3%)

(1) Average rental rate is defined as total rental revenues divided by the weighted average occupied apartment units for the period.

(2) Sequential same store revenues in Boston were positively impacted by garage related income. Residential-only revenues decreased in Boston 1.3% sequentially.

1st Quarter 2013 Earnings Release	12

Equity Residential

First Quarter 2013 vs. First Quarter 2012
Same Store Operating Expenses for 90,350 Same Store Apartment Units
$ in thousands
					% of Actual Q1 2013 Operating Expenses

	Actual Q1 2013	Actual Q1 2012	$ Change	% Change

Real estate taxes	$52,501	$49,301	$3,200	6.5%	31.5%
On-site payroll (1)	35,987	36,202	(215)	(0.6%)	21.6%
Utilities (2)	26,745	25,534	1,211	4.7%	16.1%
Repairs and maintenance (3)	21,871	20,843	1,028	4.9%	13.1%
Property management costs (4)	15,832	16,618	(786)	(4.7%)	9.5%
Insurance	5,583	4,971	612	12.3%	3.4%
Leasing and advertising	2,522	2,404	118	4.9%	1.5%
Other on-site operating expenses (5)	5,415	5,894	(479)	(8.1%)	3.3%

Same store operating expenses	$166,456	$161,767	$4,689	2.9%	100.0%

(1)	On-site payroll - Includes payroll and related expenses for on-site personnel including property managers, leasing consultants and maintenance staff.

(2)	Utilities - Represents gross expenses prior to any recoveries under the Resident Utility Billing System ("RUBS"). Recoveries are reflected in rental income.

(3)
Repairs and maintenance - Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair costs.

(4)
Property management costs - Includes payroll and related expenses for departments, or portions of departments, that directly support on-site management. These include such departments as regional and corporate property management, property accounting, human resources, training, marketing and revenue management, procurement, real estate tax, property legal services and information technology.

(5)	Other on-site operating expenses - Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

1st Quarter 2013 Earnings Release	13

Equity Residential

Debt Summary as of March 31, 2013
(Amounts in thousands)
				Weighted Average Maturities (years)
			Weighted Average Rates (1)

	Amounts (1)	% of Total

Secured	$6,380,424	52.5%	4.86%	7.1
Unsecured	5,774,890	47.5%	5.05%	4.5

Total	$12,155,314	100.0%	4.96%	5.8

Fixed Rate Debt:
Secured – Conventional	$5,698,704	46.9%	5.33%	5.6
Unsecured – Public/Private	4,329,837	35.6%	5.76%	5.2

Fixed Rate Debt	10,028,541	82.5%	5.54%	5.4

Floating Rate Debt:
Secured – Conventional	57,387	0.5%	2.35%	1.5
Secured – Tax Exempt	624,333	5.1%	0.39%	19.9
Unsecured – Public/Private	1,050,053	8.6%	2.37%	1.3
Unsecured – Revolving Credit Facility	395,000	3.3%	1.24%	5.0

Floating Rate Debt	2,126,773	17.5%	1.45%	7.6

Total	$12,155,314	100.0%	4.96%	5.8

(1) Net of the effect of any derivative instruments. Weighted average rates are for the quarter ended March 31, 2013.

Note: The Company capitalized interest of approximately $8.4 million and $5.0 million during the quarters ended March 31, 2013 and 2012, respectively.

______________________________________________________________________________________________________

Debt Maturity Schedule as of March 31, 2013
(Amounts in thousands)
								Weighted Average Rates on Fixed Rate Debt (1)	Weighted Average Rates on Total Debt (1)

	Fixed Rate (1)		Floating Rate (1)
Year					Total		% of Total

2013	$222,459		$300,434		$522,893	(2)	4.3%	6.92%	4.77%
2014	1,517,354		49,020		1,566,374		12.9%	5.67%	5.57%
2015	419,785		750,000	(3)	1,169,785		9.6%	6.29%	3.17%
2016	1,192,559		—		1,192,559		9.8%	5.34%	5.34%
2017	2,171,013	(4)	456		2,171,469		17.9%	6.20%	6.20%
2018	83,599		395,725	(5)	479,324		3.9%	5.63%	2.46%
2019	805,844		20,766		826,610		6.8%	5.48%	5.35%
2020	1,677,783		809		1,678,592		13.8%	5.49%	5.49%
2021	1,194,390		856		1,195,246		9.8%	4.64%	4.64%
2022	228,045		905		228,950		1.9%	3.17%	3.18%
2023+	306,183		675,944		982,127		8.1%	6.23%	2.33%
Premium/(Discount)	209,527		(68,142)		141,385		1.2%	N/A	N/A

Total	$10,028,541		$2,126,773		$12,155,314		100.0%	5.59%	4.84%

(1)	Net of the effect of any derivative instruments. Weighted average rates are as of March 31, 2013.

(2)	On April 1, 2013, the Company paid off the $400.0 million outstanding of its 5.200% public notes at maturity, of which $300.0 million was swapped to a floating interest rate.

(3)	Includes the Company's new senior unsecured $750.0 million delayed draw term loan facility that matures on January 11, 2015 and is subject to a one-year extension option exercisable by the Company.

(4)
Includes $1.27 billion in Archstone mortgage notes payable of which all or a portion of can be modified and extended to mature in 2023 under certain circumstances, including the Company's election no later than June 1, 2013. On March 29, 2013, $543.0 million in unrelated mortgage notes payable due in 2017 were retired early.

(5)	Includes $395.0 million outstanding on the Company's unsecured revolving credit facility. As of March 31, 2013, there was approximately $2.07 billion available on this facility.

1st Quarter 2013 Earnings Release	14

Equity Residential
Unsecured Debt Summary as of March 31, 2013
(Amounts in thousands)

					Unamortized Premium/(Discount)
	Coupon Rate	Due Date		Face Amount		Net Balance

Fixed Rate Notes:
	5.200%	04/01/13	(1)	$400,000	$—	$400,000
Fair Value Derivative Adjustments			(1)	(300,000)	—	(300,000)
	5.250%	09/15/14		500,000	(90)	499,910
	6.584%	04/13/15		300,000	(221)	299,779
	5.125%	03/15/16		500,000	(157)	499,843
	5.375%	08/01/16		400,000	(618)	399,382
	5.750%	06/15/17		650,000	(2,161)	647,839
	7.125%	10/15/17		150,000	(295)	149,705
	4.750%	07/15/20		600,000	(3,319)	596,681
	4.625%	12/15/21		1,000,000	(3,302)	996,698
	7.570%	08/15/26		140,000	—	140,000

				4,340,000	(10,163)	4,329,837
Floating Rate Notes:
		04/01/13	(1)	300,000	—	300,000
Fair Value Derivative Adjustments			(1)	53	—	53
Delayed Draw Term Loan Facility	LIBOR+1.20%	01/11/15	(2)(3)	750,000	—	750,000

				1,050,053	—	1,050,053

Revolving Credit Facility:	LIBOR+1.05%	04/01/18	(2)(4)	395,000	—	395,000

Total Unsecured Debt				$5,785,053	$(10,163)	$5,774,890

(1)
Fair value interest rate swaps convert $300.0 million of the 5.200% notes due April 1, 2013 to a floating interest rate. On April 1, 2013, the Company paid off these 5.200% public notes at maturity and the related fair value interest rate swaps matured.

(2)	Facilities are private. All other unsecured debt is public.

(3)
On January 11, 2013, the Company entered into a new senior unsecured $750.0 million delayed draw term loan facility which was fully drawn on February 27, 2013 in connection with the Archstone acquisition. The maturity date of January 11, 2015 is subject to a one-year extension option exercisable by the Company. The interest rate on advances under the new term loan facility will generally be LIBOR plus a spread (currently 1.20%), which is dependent on the credit rating of the Company's long-term debt.

(4)
On January 11, 2013, the Company replaced its existing $1.75 billion facility with a new $2.5 billion unsecured revolving credit facility maturing April 1, 2018. The interest rate on advances under the new credit facility will generally be LIBOR plus a spread (currently 1.05%) and an annual facility fee (currently 15 basis points). Both the spread and the facility fee are dependent on the credit rating of the Company's long-term debt. As of March 31, 2013, there was approximately $2.07 billion available on the Company's unsecured revolving credit facility.

1st Quarter 2013 Earnings Release	15

Equity Residential

Selected Unsecured Public Debt Covenants
	March 31, 2013	December 31, 2012

Total Debt to Adjusted Total Assets (not to exceed 60%)	44.2%	38.6%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	23.2%	17.6%

Consolidated Income Available for Debt Service to
Maximum Annual Service Charges
(must be at least 1.5 to 1)	2.70	3.00

Total Unsecured Assets to Unsecured Debt	297.7%	346.3%
(must be at least 150%)

These selected covenants relate to ERP Operating Limited Partnership's ("ERPOP") outstanding unsecured public debt. Equity Residential is the general partner of ERPOP.

1st Quarter 2013 Earnings Release	16

Equity Residential

Capital Structure as of March 31, 2013
(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$6,380,424	52.5%
Unsecured Debt			5,774,890	47.5%

Total Debt			12,155,314	100.0%	37.0%

Common Shares (includes Restricted Shares)	360,063,675	96.2%
Units (includes OP Units and LTIP Units)	14,226,725	3.8%

Total Shares and Units	374,290,400	100.0%
Common Share Price at March 31, 2013	$55.06
			20,608,429	99.8%
Perpetual Preferred Equity (see below)			50,000	0.2%

Total Equity			20,658,429	100.0%	63.0%

Total Market Capitalization			$32,813,743		100.0%

__________________________________________________________________________________________________________________________________________

Perpetual Preferred Equity as of March 31, 2013
(Amounts in thousands except for share and per share amounts)
				Annual Dividend Per Share	Annual Dividend Amount
	Redemption Date	Outstanding Shares	Liquidation Value
Series
Preferred Shares:
8.29% Series K	12/10/26	1,000,000	$50,000	$4.145	$4,145

Total Perpetual Preferred Equity		1,000,000	$50,000		$4,145

1st Quarter 2013 Earnings Release	17

Equity Residential
Common Share and Unit
Weighted Average Amounts Outstanding

	Q113	Q112

Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	337,532,330	298,805,362
Shares issuable from assumed conversion/vesting of (1):
- OP Units	—	—
- long-term compensation shares/units	—	—

Total Common Shares and Units - diluted (1)	337,532,330	298,805,362

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	337,532,330	298,805,362
OP Units - basic	13,722,414	13,205,300

Total Common Shares and OP Units - basic	351,254,744	312,010,662
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	2,400,834	3,219,011

Total Common Shares and Units - diluted	353,655,578	315,229,673

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	360,063,675	300,522,169
Units (includes OP Units and LTIP Units)	14,226,725	13,531,417

Total Shares and Units	374,290,400	314,053,586

(1)
Potential common shares issuable from the assumed conversion of OP Units and the exercise/vesting of long-term compensation shares/units are automatically anti-dilutive and therefore excluded from the diluted earnings per share calculation as the Company had a loss from continuing operations during the quarters ended March 31, 2013 and 2012.

1st Quarter 2013 Earnings Release	18

Equity Residential
Partially Owned Entities as of March 31, 2013
(Amounts in thousands except for project and apartment unit amounts)

	Consolidated			Unconsolidated
	Development Projects			Development Projects
	Held for and/or Under Development (4)			Held for and/or Under Development (5)	Operating

		Operating	Total			Total

Total projects (1)	—	20	20	—	1	1

Total apartment units (1)	—	3,917	3,917	—	336	336

Operating information for the quarter ended 3/31/13 (at 100%):
Operating revenue	$—	$17,485	$17,485	$219	$453	$672
Operating expenses	52	5,602	5,654	256	185	441

Net operating (loss) income	(52)	11,883	11,831	(37)	268	231
Depreciation	—	6,094	6,094	—	540	540
General and administrative/other	122	13	135	—	—	—

Operating (loss) income	(174)	5,776	5,602	(37)	(272)	(309)
Interest and other income	1	3	4	—	—	—
Other expenses	(86)	—	(86)	—	(49)	(49)
Interest:
Expense incurred, net	—	(2,854)	(2,854)	(16)	(87)	(103)
Amortization of deferred financing costs	—	(50)	(50)	—	—	—

(Loss) income before income and other taxes, (loss) from
investments in unconsolidated entities and net gain
on sales of discontinued operations	(259)	2,875	2,616	(53)	(408)	(461)
Income and other tax (expense) benefit	(11)	(39)	(50)	—	—	—
(Loss) from investments in unconsolidated entities	—	(97)	(97)	—	—	—
Net gain on sales of discontinued operations	—	2,807	2,807	—	—	—

Net (loss) income	$(270)	$5,546	$5,276	$(53)	$(408)	$(461)

Debt - Secured (2):
EQR Ownership (3)	$—	$266,228	$266,228	$39,120	$6,110	$45,230
Noncontrolling Ownership	—	76,990	76,990	78,568	24,440	103,008

Total (at 100%)	$—	$343,218	$343,218	$117,688	$30,550	$148,238

(1)	Project and apartment unit counts exclude all uncompleted development projects until those projects are substantially completed.

(2)	All outstanding debt is non-recourse to the Company.

(3)	Represents the Company's current equity ownership interest.

(4)	See Projects Under Development - Partially Owned on page 20 for further information.

(5)	See Projects Under Development - Unconsolidated on page 21 for further information.

Note:
The above table excludes the Company's interests in unconsolidated joint ventures entered into with AvalonBay ("AVB") in connection with the Archstone transaction. These ventures own certain non-core Archstone assets that are held for sale and succeeded to certain residual Archstone liabilities, such as liability for various employment-related matters as well as responsibility for tax protection arrangements and third-party preferred interests in former Archstone subsidiaries. The preferred interests have an aggregate liquidation value of $167.2 million at March 31, 2013. The ventures are owned 60% by the Company and 40% by AVB.

1st Quarter 2013 Earnings Release	19

Equity Residential
Consolidated Development and Lease-Up Projects as of March 31, 2013
(Amounts in thousands except for project and apartment unit amounts)

Projects	Location	No. of Apartment Units	Total Capital Cost (1)	Total Book Value to Date	Total Book Value Not Placed in Service	Total Debt	Percentage Completed	Percentage Leased	Percentage Occupied	Estimated Completion Date	Estimated Stabilization Date

Projects Under Development - Wholly Owned:
Jia (formerly Chinatown Gateway)	Los Angeles, CA	280	$92,920	$60,300	$60,300	$—	60%	—	—	Q3 2013	Q2 2015
Breakwater at Marina Del Rey (2) (3)	Marina Del Rey, CA	224	90,449	85,392	445	27,000	79%	46%	39%	Q4 2013	Q1 2014
Delray Beach II (4)	Delray Beach, FL	128	23,739	10,632	10,632	—	53%	—	—	Q1 2014	Q2 2014
Westgate II	Pasadena, CA	252	125,293	69,454	69,454	—	38%	—	—	Q1 2014	Q1 2015
1111 Belle Pre (formerly The Madison)	Alexandria, VA	360	115,072	70,545	70,545	—	60%	—	—	Q1 2014	Q2 2015
Urbana (formerly Market Street Landing)	Seattle, WA	287	90,024	46,677	46,677	—	51%	—	—	Q1 2014	Q3 2015
Reserve at Town Center III	Mill Creek, WA	95	21,330	7,513	7,513	—	23%	—	—	Q2 2014	Q4 2014
Westgate III	Pasadena, CA	88	54,037	23,624	23,624	—	9%	—	—	Q2 2014	Q1 2015
170 Amsterdam (2)	New York, NY	237	110,892	17,604	17,604	—	5%	—	—	Q1 2015	Q1 2016
Projects Under Development - Wholly Owned		1,951	723,756	391,741	306,794	27,000

Projects Under Development - Partially Owned:
Enclave at Wellington (4)	Wellington, FL	268	50,000	26,798	26,798	—	48%	—	—	Q1 2014	Q1 2015
400 Park Avenue South (5)	New York, NY	269	251,961	99,522	99,522	—	13%	—	—	Q2 2015	Q1 2016
Projects Under Development - Partially Owned		537	301,961	126,320	126,320	—

Projects Under Development		2,488	1,025,717	518,061	433,114	27,000

Completed Not Stabilized - Wholly Owned (6):
2201 Pershing Drive	Arlington, VA	188	63,242	58,133	—	—		98%	92%	Completed	Q3 2013
Gaithersburg Station (7)	Gaithersburg, MD	389	103,700	102,001	—	94,694		50%	47%	Completed	Q1 2014
Projects Completed Not Stabilized - Wholly Owned		577	166,942	160,134	—	94,694

Projects Completed Not Stabilized		577	166,942	160,134	—	94,694

Completed and Stabilized During the Quarter - Wholly Owned:
The Savoy at Dayton Station III (formerly Savoy III)	Aurora, CO	168	22,356	22,356	—	—		99%	97%	Completed	Stabilized
Projects Completed and Stabilized During the Quarter - Wholly Owned		168	22,356	22,356	—	—

Projects Completed and Stabilized During the Quarter		168	22,356	22,356	—	—

Total Consolidated Projects		3,233	$1,215,015	$700,551	$433,114	$121,694

Land Held for Development		N/A	N/A	$577,676	$577,676	$—

							Total Capital Cost (1)	Q1 2013 NOI
NOI CONTRIBUTION FROM CONSOLIDATED DEVELOPMENT PROJECTS
Projects Under Development							$1,025,717	$(46)
Completed Not Stabilized							166,942	841
Completed and Stabilized During the Quarter							22,356	430
Total Consolidated Development NOI Contribution							$1,215,015	$1,225

(1)
Total capital cost represents estimated cost for projects under development and/or developed and all capitalized costs incurred to date plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP.

(2)			The land under this development in subject to a long term ground lease.

(3)
The Company acquired this property, part of which is currently being renovated, in connection with the Archstone transaction. The non-recourse loan on this property has a current outstanding balance of $27.0 million, bears interest at LIBOR plus 1.75% and matures September 1, 2014.

(4)
The Company acquired this development project in connection with the Archstone transaction and is continuing development activities. The Company has a 95.0% ownership interest in Enclave at Wellington.

(5)
The Company is jointly developing with Toll Brothers (NYSE: TOL) a vacant land parcel at 400 Park Avenue South in New York City with the Company's rental portion on floors 2-22 and Toll's for sale portion on floors 23-40. The total capital cost and total book value to date represent only the Company's portion of the project. Toll Brothers has funded $67.7 million for their allocated share of the project.

(6)			Properties included here are substantially complete. However, they may still require additional exterior and interior work for all apartment units to be available for leasing.

(7)
The Company acquired this completed development project prior to stabilization in connection with the Archstone transaction and is continuing lease-up activities. This project has a non-recourse loan with a current outstanding balance of $84.0 million (excluding the unamortized portion of a mark to market premium), bears interest at 5.24% and matures April 1, 2053.

1st Quarter 2013 Earnings Release	20

Equity Residential
Unconsolidated Development and Lease-Up Projects as of March 31, 2013
(Amounts in thousands except for project and apartment unit amounts)

Projects	Location	Percentage Ownership	No. of Apartment Units	Total Capital Cost (1)	Total Book Value to Date	Total Book Value Not Placed in Service	Total Debt	Percentage Completed	Percentage Leased	Percentage Occupied	Estimated Completion Date	Estimated Stabilization Date

Projects Under Development - Unconsolidated:
Nexus Sawgrass (formerly Sunrise Village) (2)	Sunrise, FL	20.0%	501	$78,212	$67,735	$67,735	$36,345	90%	24%	14%	Q3 2013	Q3 2014
San Norterra (3)	Phoenix, AZ	85.0%	388	56,250	46,107	46,107	23,973	80%	28%	17%	Q4 2013	Q2 2014
Domain (2)	San Jose, CA	20.0%	444	154,570	120,139	120,139	57,370	77%	—	—	Q4 2013	Q4 2015
Parkside at Emeryville (4)	Emeryville, CA	5.0%	180	75,000	28,473	28,473	—	13%	—	—	Q3 2014	Q4 2015
Projects Under Development - Unconsolidated			1,513	364,032	262,454	262,454	117,688

Projects Under Development			1,513	364,032	262,454	262,454	117,688

Total Unconsolidated Projects			1,513	$364,032	$262,454	$262,454	$117,688

Unconsolidated Land Held for Development			N/A	N/A	$17,863	$17,863	$—

(1)
Total capital cost represents estimated cost for projects under development and/or developed and all capitalized costs incurred to date plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP.

(2)
These development projects are owned 20% by the Company and 80% by an institutional partner in two separate unconsolidated joint ventures. Total project costs are approximately $232.8 million and construction will be predominantly funded with two separate long-term, non-recourse secured loans from the partner. The Company is responsible for constructing the projects and has given certain construction cost overrun guarantees but currently has no further funding obligations. Nexus Sawgrass has a maximum debt commitment of $48.7 million, the loan bears interest at 5.60% and matures January 1, 2021. Domain has a maximum debt commitment of $98.6 million, the loan bears interest at 5.75% and matures January 1, 2022.

(3)
The Company acquired this development project in connection with the Archstone transaction. Total project costs are approximately $56.3 million and construction is being partially funded with a long-term, non-recourse loan. San Norterra has a maximum debt commitment of $34.8 million, the loan bears interest at LIBOR plus 2.25% and matures January 6, 2015.

(4)
The Company acquired this development project in connection with the Archstone transaction. Total project costs are approximately $75.0 million and construction will be partially funded with a long-term loan. Parkside at Emeryville has a maximum debt commitment of $39.5 million which as of March 31, 2013 has not yet been drawn; the loan will bear interest at LIBOR plus 2.25% and matures August 14, 2015. The Company has given a repayment guaranty on the construction loan of 50% of the outstanding balance, up to a maximum of $19.7 million, and has given certain construction cost overrun guarantees.

1st Quarter 2013 Earnings Release	21

Equity Residential
Repairs and Maintenance Expenses and Capital Expenditures to Real Estate
For the Quarter Ended March 31, 2013
(Amounts in thousands except for apartment unit and per apartment unit amounts)

		Repairs and Maintenance Expenses						Capital Expenditures to Real Estate							Total Expenditures
	Total Apartment Units (1)	Expense (2)	Avg. Per Apartment Unit	Payroll (3)	Avg. Per Apartment Unit	Total	Avg. Per Apartment Unit	Replacements (4)	Avg. Per Apartment Unit	Building Improvements (5)	Avg. Per Apartment Unit	Total	Avg. Per Apartment Unit		Grand Total	Avg. Per Apartment Unit

Same Store Properties (6)	90,350	$21,871	$242	$17,847	$198	$39,718	$440	$12,466	$138	$9,805	$108	$22,271	$246	(9)	$61,989	$686

Non-Same Store Properties (7)	22,999	1,802	180	696	70	2,498	250	1,126	113	1,561	156	2,687	269		5,185	519

Other (8)	—	2,564		3,434		5,998		1,273		368		1,641			7,639

Total	113,349	$26,237		$21,977		$48,214		$14,865		$11,734		$26,599			$74,813

(1)
Total Apartment Units - Excludes 336 unconsolidated apartment units and 5,093 military housing apartment units for which repairs and maintenance expenses and capital expenditures to real estate are self-funded and do not consolidate into the Company's results.

(2)
Repairs and Maintenance Expenses - Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair costs.

(3)		Maintenance Payroll - Includes payroll and related expenses for maintenance staff.

(4)
Replacements - Includes new expenditures inside the apartment units such as appliances, mechanical equipment, fixtures and flooring, including carpeting. Replacements for same store properties also include $5.0 million spent in Q1 2013 on apartment unit renovations/rehabs (primarily kitchens and baths) on 649 apartment units (equating to about $7,700 per apartment unit rehabbed) designed to reposition these assets for higher rental levels in their respective markets. In 2013, the Company expects to spend approximately $40.8 million rehabbing 5,000 apartment units (equating to about $8,150 per apartment unit rehabbed).

(5)
Building Improvements - Includes roof replacement, paving, amenities and common areas, building mechanical equipment systems, exterior painting and siding, major landscaping, vehicles and office and maintenance equipment.

(6)		Same Store Properties - Primarily includes all properties acquired or completed and stabilized prior to January 1, 2012, less properties subsequently sold.

(7)
Non-Same Store Properties - Primarily includes all properties acquired during 2012 and 2013, plus any properties in lease-up and not stabilized as of January 1, 2012. Per apartment unit amounts are based on a weighted average of 9,991 apartment units. Includes only approximately one month of activity for the Archstone properties.

(8)		Other - Primarily includes expenditures for properties sold during the period.

(9)
For 2013, the Company estimates that it will spend approximately $1,500 per apartment unit of capital expenditures for the approximately 80,000 apartment units that the Company expects to have in its annual same store set, inclusive of apartment unit renovation/rehab costs, or $1,150 per apartment unit excluding apartment unit renovation/rehab costs.

1st Quarter 2013 Earnings Release	22

Equity Residential
Discontinued Operations
(Amounts in thousands)

	Quarter Ended March 31,
	2013	2012

REVENUES
Rental income	$47,342	$84,142

Total revenues	47,342	84,142

EXPENSES (1)
Property and maintenance	11,870	19,849
Real estate taxes and insurance	5,042	3,797
Property management	1	70
Depreciation	14,766	26,862
General and administrative	7	4

Total expenses	31,686	50,582

Discontinued operating income	15,656	33,560

Interest and other income	52	28
Other expenses	(1)	(111)
Interest (2):
Expense incurred, net	(34)	(699)
Amortization of deferred financing costs	(153)	(40)
Income and other tax (expense) benefit	(56)	(101)

Discontinued operations	15,464	32,637
Net gain on sales of discontinued operations	1,198,922	132,956

Discontinued operations, net	$1,214,386	$165,593

(1) Includes expenses paid in the current period for properties sold or held for sale in prior periods related to the Company's period of ownership.

(2) Includes only interest expense specific to secured mortgage notes payable for properties sold and/or held for sale.

1st Quarter 2013 Earnings Release	23

Equity Residential
Normalized FFO Guidance Reconciliations and Non-Comparable Items
(Amounts in thousands except per share data)
(All per share data is diluted)

Normalized FFO Guidance Reconciliations
	Normalized
	FFO Reconciliations
	Guidance Q1 2013
	to Actual Q1 2013

	Amounts	Per Share
Guidance Q1 2013 Normalized FFO - Diluted (2) (3)	$226,299	$0.641
Property NOI	1,474	0.004
Other	(1,604)	(0.005)

Actual Q1 2013 Normalized FFO - Diluted (2) (3)	$226,169	$0.640
_____________________________________________________________________________________________________________________

Non-Comparable Items – Adjustments from FFO to Normalized FFO (2) (3)

	Quarter Ended March 31,
	2013	2012	Variance
Impairment	$—	$—	$—
Asset impairment and valuation allowances	—	—	—

Archstone merger costs (merger expenses)	19,092	1,149	17,943
Archstone merger costs (loss from investments in unconsolidated entities due to merger expenses)	46,011	—	46,011
Property acquisition costs (other expenses)	32	443	(411)
Write-off of pursuit costs (other expenses)	2,533	1,034	1,499
Property acquisition costs and write-off of pursuit costs	67,668	2,626	65,042

Prepayment premiums/penalties (interest expense)	71,443	—	71,443
Write-off of unamortized deferred financing costs (interest expense) (A)	4,123	1	4,122
Write-off of unamortized (premiums)/discounts/OCI (interest expense)	4,077	(42)	4,119
Debt extinguishment (gains) losses, including prepayment penalties, preferred share redemptions and non-cash convertible debt discounts	79,643	(41)	79,684

Net incremental (gain) on sales of condominium units	—	(49)	49
Income and other tax expense (benefit) - Condo sales	—	45	(45)
(Gain) on sale of Equity Corporate Housing (ECH)	(250)	—	(250)
(Gains) losses on sales of non-operating assets, net of income and other tax expense (benefit)	(250)	(4)	(246)

Insurance/litigation settlement expense (other expenses)	—	4,186	(4,186)
Prospect Towers garage insurance proceeds (real estate taxes and insurance)	—	(3,467)	3,467
Other (other expenses)	—	255	(255)
Other miscellaneous non-comparable items	—	974	(974)

Non-comparable items – Adjustments from FFO to Normalized FFO (2) (3)	$147,061	$3,555	$143,506

(A) For the quarter ended March 31, 2013, includes $2.5 million of bridge loan costs related to the Archstone transaction.

Note: See page 27 for the definitions, the footnotes referenced above and the reconciliations of EPS to FFO and Normalized FFO.

1st Quarter 2013 Earnings Release	24

Equity Residential
Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking. All guidance is given on a Normalized FFO basis. Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties, property acquisition costs and the write-off of pursuit costs, are not included in the estimates provided on this page. See page 26 for estimates of property acquisition costs, prepayment premiums/penalties and other amounts not included in 2013 Normalized FFO guidance. See page 27 for the definitions, the footnotes referenced below and the reconciliations of EPS to FFO and Normalized FFO.

2013 Normalized FFO Guidance (per share diluted)

	Q2 2013	2013

Expected Normalized FFO (2) (3)	$0.67 to $0.71	$2.80 to $2.90

2013 Same Store Assumptions

Physical occupancy		95.3%
Revenue change		4.0% to 5.0%
Expense change		2.5% to 3.5%
NOI change		4.5% to 6.0%

(Note: The same store guidance above is computed based on the portfolio of approximately 80,000 apartment units that the Company expects to have in its annual same store set after the completion of its planned 2013 dispositions. 30 basis point change in NOI percentage = $0.01 per share change in EPS/FFO/Normalized FFO)

2013 Transaction Assumptions

Consolidated rental acquisitions (excluding Archstone)		$100.0 million
Consolidated rental dispositions - EQR assets		$4.0 billion
Consolidated rental dispositions - Archstone assets (pre-closing)		$500.0 million
Capitalization rate spread		100 basis points

2013 Debt Assumptions, Includes Impact of Archstone Debt Premium (see Note below)

Weighted average debt outstanding		$11.1 billion to $11.6 billion
Weighted average interest rate (reduced for capitalized interest)		4.30%
Interest expense		$477.3 million to $498.8 million

2013 Other Guidance Assumptions

General and administrative expense		$55.0 million to $58.0 million
Interest and other income		$0.5 million to $1.5 million
Income and other tax expense		$1.5 million to $2.5 million
Debt offerings		No additional amounts budgeted
Equity ATM share offerings		No amounts budgeted
Preferred share offerings		No amounts budgeted
Weighted average Common Shares and Units - Diluted		370.9 million

Note: All debt assumptions include the impact of a mark-to-market non-cash adjustment relating to Archstone's debt that the Company assumed. Excluding the impact of the Archstone net debt premium, the Company's debt assumptions would be as follows:

Weighted average debt outstanding without Archstone net premium		$11.0 billion to $11.5 billion
Weighted average interest rate (reduced for capitalized interest) without Archstone net premium		4.71%
Interest expense without Archstone net premium		$518.1 million to $541.7 million

1st Quarter 2013 Earnings Release	25

Equity Residential
2013 Non-Comparable Items Guidance
(Amounts in thousands)

The Non-Comparable Items provided below are based on current expectations and are forward looking.

Midpoint of Forecasted 2013 Non-Comparable Items – Adjustments from FFO to Normalized FFO (2) (3)
	Expected Q2 2013		Expected 2013
	Amounts	Per Share	Amounts	Per Share

Asset impairment and valuation allowances	$—	$—	$—	$—

Archstone merger costs (merger expenses)	—	—	19,092	0.05
Archstone merger costs (loss from investments in unconsolidated entities due to merger expenses)	5,494	0.02	56,601	0.16
Property acquisition costs (other expenses)	73	—	165	—
Write-off of pursuit costs (other expenses)	1,700	—	7,633	0.02
Property acquisition costs and write-off of pursuit costs	7,267	0.02	83,491	0.23

Prepayment premiums/penalties	—	—	71,443	0.19
Write-off of unamortized deferred financing costs	4	—	4,138	0.01
Write-off of unamortized (premiums)/discounts/OCI	(827)	—	3,075	0.01
Debt extinguishment (gains) losses, including prepayment penalties, preferred share redemptions and non-cash convertible debt discounts	(823)	—	78,656	0.21

Net (gain) on sales of land parcels	(12,073)	(0.03)	(12,073)	(0.03)
(Gain) on sale of Equity Corporate Housing (ECH)	(352)	—	(1,470)	(0.01)
(Gains) losses on sales of non-operating assets, net of income and other tax expense (benefit)	(12,425)	(0.03)	(13,543)	(0.04)

Other miscellaneous non-comparable items	—	—	—	—

Non-comparable items – Adjustments from FFO to Normalized FFO (2) (3)	$(5,981)	$(0.01)	$148,604	$0.40

Note: See page 27 for the definitions, the footnotes referenced above and the reconciliations of EPS to FFO and Normalized FFO.

1st Quarter 2013 Earnings Release	26

Equity Residential
Additional Reconciliations, Definitions and Footnotes
(Amounts in thousands except per share data)
(All per share data is diluted)

The guidance/projections provided below are based on current expectations and are forward-looking.

Reconciliations of EPS to FFO and Normalized FFO for Pages 6, 24 and 26
			Expected Q2 2013 Per Share	Expected 2013 Per Share
	Expected Q1 2013
	Amounts	Per Share

Expected Earnings - Diluted (5)	$1,290,247	$3.653	$1.50 to $1.54	$4.26 to $4.36
Add: Expected depreciation expense	172,200	0.488	0.83	3.09
Less: Expected net gain on sales (5)	(1,319,274)	(3.735)	(1.65)	(4.95)

Expected FFO - Diluted (1) (3)	143,173	0.406	0.68 to 0.72	2.40 to 2.50

Asset impairment and valuation allowances	—	—	—	—
Property acquisition costs and write-off of pursuit costs	27,170	0.076	0.02	0.23
Debt extinguishment (gains) losses, including prepayment penalties, preferred share redemptions and non-cash convertible debt discounts	9,429	0.027	—	0.21
(Gains) losses on sales of non-operating assets, net of income and other tax expense (benefit)	—	—	(0.03)	(0.04)
Other miscellaneous non-comparable items	46,527	0.132	—	—

Expected Normalized FFO - Diluted (2) (3)	$226,299	$0.641	$0.67 to $0.71	$2.80 to $2.90

Definitions and Footnotes for Pages 6, 24 and 26

(1)
The National Association of Real Estate Investment Trusts ("NAREIT") defines funds from operations ("FFO") (April 2002 White Paper) as net income (computed in accordance with accounting principles generally accepted in the United States ("GAAP")), excluding gains (or losses) from sales and impairment write-downs of depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. The April 2002 White Paper states that gain or loss on sales of property is excluded from FFO for previously depreciated operating properties only. Once the Company commences the conversion of apartment units to condominiums, it simultaneously discontinues depreciation of such property.

(2)	Normalized funds from operations ("Normalized FFO") begins with FFO and excludes:
• the impact of any expenses relating to non-operating asset impairment and valuation allowances;
• property acquisition and other transaction costs related to mergers and acquisitions and pursuit cost write-offs;
• gains and losses from early debt extinguishment, including prepayment penalties, preferred share redemptions and the cost related to the implied option value of non-cash convertible debt discounts;
• gains and losses on the sales of non-operating assets, including gains and losses from land parcel and condominium sales, net of the effect of income tax benefits or expenses; and
• other miscellaneous non-comparable items.

(3)
The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses related to dispositions of depreciable property and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company's real estate between periods or as compared to different companies. The company also believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results. FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP. Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity. The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

(4)
FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with accounting principles generally accepted in the United States. The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests - Operating Partnership". Subject to certain restrictions, the Noncontrolling Interests - Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

(5)
Earnings represents net income per share calculated in accordance with accounting principles generally accepted in the United States. Expected earnings is calculated on a basis consistent with actual earnings. Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual earnings could differ materially from expected earnings.

Same Store NOI Reconciliation for Page 10

The following tables present reconciliations of operating income per the consolidated statements of operations to NOI for the First Quarter 2013 Same Store Properties:
	Quarter Ended March 31,
	2013	2012

Operating income	$117,529	$114,476
Adjustments:
Non-same store operating results	(39,586)	5,732
Fee and asset management revenue	(2,160)	(2,064)
Fee and asset management expense	1,646	1,307
Depreciation	205,272	148,246
General and administrative	16,496	13,688

Same store NOI	$299,197	$281,385

1st Quarter 2013 Earnings Release	27